UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2015

Arena Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31161	23-2908305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6154 Nancy Ridge Drive, San Diego, California 92121
(Address of principal executive offices) (Zip Code)
858.453.7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c)
On October 5, 2015, at the request of our Board of Directors, Jack Lief, our President, Chief Executive Officer and principal financial officer, retired from the company, including our Board, effective today.
In connection with his retirement, we entered into a separation agreement with Mr. Lief. Pursuant to the separation agreement, and subject to our receipt of an effective release and waiver of claims from him, Mr. Lief will be entitled to receive the following severance compensation and other benefits (which amounts are consistent with our Amended and Restated Severance Benefit Plan, dated effective December 30, 2008, as amended): (1) a cash severance payment of approximately $1.8 million (subject to applicable withholdings); (2) continuation of health insurance coverage for a period of 18 months; (3) acceleration of the stock options and restricted stock units (other than performance-based restricted stock units, or PRSUs) held by Mr. Lief that would otherwise have vested through the 18-month period following the date of his resignation; and (4) continued stock option exercisability until the later of (i) the original post-termination exercise period provided in the applicable stock option agreement or (ii) 18 months (but not beyond the original contractual life of the option). In addition, with respect to outstanding PRSUs, when the Compensation Committee of our Board of Directors determines our relative performance for an applicable performance period, a pro-rata portion of the relevant PRSUs held by Mr. Lief is eligible to vest (based on the percentage of the performance period that Mr. Lief provided service prior to his retirement). The pro-rata vesting may be accelerated if we undergo a change in control before the scheduled end of the performance period.
On October 5, 2015, our Board of Directors appointed Harry F. Hixson, Jr., Ph.D., one of our directors, to the position of interim Chief Executive Officer and interim principal financial officer. Concurrently with his appointment, Dr. Hixson resigned from the Corporate Governance and Nominating Committee of our Board of Directors.
Dr. Hixson, age 77, has served as a member of our Board of Directors since September 2004 and, prior to his appointment as our interim Chief Executive Officer and interim principal financial officer, as a member of the Corporate Governance and Nominating Committee since June 2010. Dr. Hixson has also served as the Chair of the Science Committee of our Board of Directors since April 2014. Dr. Hixson served as the Chairman of the board of directors of Sequenom, Inc., a genomics company, from January 2003 to March 2015, and as its Chief Executive Officer from September 2009 to June 2014. He previously served as Chief Executive Officer of BrainCells Inc., a drug discovery and development company, from 2004 to 2005, as Chief Executive Officer of Elitra Pharmaceuticals Inc., a biopharmaceutical company, from 1998 to 2003, and in various management positions with Amgen Inc., a biopharmaceutical company, from 1985 to 1991, most recently as President and Chief Operating Officer. Dr. Hixson holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from the University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.
There are no arrangements or understandings between Dr. Hixson and any other persons pursuant to which he was selected as our interim Chief Executive Officer and interim principal financial officer. There are also no family relationships between Dr. Hixson and any of our directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On October 5, 2015, we entered into an offer letter with Dr. Hixson. Pursuant to the offer letter, Dr. Hixson is entitled to receive (1) a monthly base salary at the annualized rate of $773,685 commencing October 5, 2015, and payable for a period of no less than six months, and (2) aggregate bonus payments of up to $475,000 upon the achievement of certain goals relating to management succession, our operating performance and collaboration transactions. In the event Dr. Hixson continues to serve as our interim Chief Executive Officer for more than three months beyond March 31, 2016, he will also be entitled to participate in our Annual Incentive Plan for executive officers, and be eligible to receive a pro-rated incentive bonus for 2016. Dr. Hixson will continue to be eligible to receive equity compensation awarded to non-employee directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2015	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Executive Vice President, General Counsel and Secretary

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